Exhibit 5

                          July 29, 1999


Board of Directors
RightCHOICE Managed Care, Inc.
1831 Chestnut Street
St. Louis, Missouri 63103-2275

          Re: Registration Statement on Form S-8 for Issuance of Shares of Common Stock Pursuant to the RightCHOICE Managed care, Inc. 1994 Equity Incentive Plan

Ladies and Gentlemen:

     In connection with the registration with the Securities and Exchange Commission of shares of Common Stock, par value $0.01 per share (the "Securities"), of RightCHOICE Managed Care, Inc. ("RightCHOICE"), you have requested that we furnish you with our opinion as to the legality of the issuance of the Securities in connection with the RightCHOICE Managed Care, Inc. 1994 Equity Incentive Plan (the "Plan").

     As counsel to RightCHOICE, we have participated in the preparation of the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), with respect to the Securities. We have examined and are familiar with RightCHOICE's Articles of Incorporation, as amended, Amended and Restated Bylaws, records of corporate proceedings, the Registration Statement, the Plan and such other documents and records as we have considered appropriate.

     Based upon the foregoing, we are of the opinion that the Securities have been duly and validly authorized and will, when issued as contemplated in the Plan, be legally issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              LEWIS, RICE & FINGERSH, L.C.

                              /s/  Lewis, Rice & Fingersh, L.C.